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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Affymetrix, Inc. for the registration of an indeterminate amount of its common stock and Senior Convertible Notes due 2038 and to the incorporation by reference therein of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of Affymetrix, Inc., Affymetrix, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Affymetrix, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Palo Alto, California
November 12, 2007

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  Exhibit 23.1